CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 112 to Registration Statement No. 002-10806 on Form N-1A of our report dated February 25, 2011, relating to the financial statements and financial highlights of Nicholas High Income Fund, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of Nicholas High Income Fund, Inc. for the year ended December 31, 2010, and to the references to us under the headings "Financial Highlights" and “Independent Registered Public Accounting Firm” in the Prospectus and “Disclosure of Portfolio Holdings”, “Shareholder Reports”, and "Independent Registered Public Accounting Firm and Legal Counsel" in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, Wisconsin
April 27, 2011